UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REV Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of REV Group, Inc. at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202 on March 7, 2018 at 10:00 a.m. local time.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Paul Bamatter

Chairman of the Board of the Directors

REV GROUP, INC.
111 E. KILBOURN AVENUE, SUITE 2600
MILWAUKEE, WI 53202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2018

To the Stockholders of REV Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of REV Group, Inc., a Delaware corporation (the “Company”), will be held on March 7, 2018, at 10:00 a.m. local time, at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202 for the following purposes:

1.	to elect the three directors named in the Proxy Statement as Class I directors of REV Group, Inc., each to serve for three years and until his successor has been elected and qualified, or until his earlier death, resignation or removal;

2.	to ratify the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

3.	to approve, on an advisory basis, the compensation of our named executive officers;

4.	to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on January 22, 2018 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;

2.	FOR the ratification of the appointment of RSM US LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement;

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described in Proposal No. 3 of the Proxy Statement; and

4.	ONE YEAR on the frequency of future advisory votes on the compensation of our named executive officers, as described in Proposal No. 4 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING OCTOBER 31, 2017, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Notice and Access

The Notice of Annual Meeting of Stockholders to be held on March 7, 2018, the accompanying Proxy Statement and the Company’s 2017 Annual Report on Form 10-K are available, free of charge, at www.edocumentview.com/REVG.

The Notice contains instructions on how to access our proxy materials and vote over the internet at www.investorvote.com/REVG and how stockholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a proxy card or voting instruction card and our 2017 Annual Report on Form 10-K. At www.computershare.com/investor, stockholders can also request to receive future proxy materials in printed form by mail or electronically by email.

By Order of the Board of Directors

/s/ Tim Sullivan

Tim Sullivan

Chief Executive Officer

Milwaukee, Wisconsin
January 24, 2018

table of contents

Page

Information About the Proxy Process and Voting	2
Proposal No. 1 Election of Directors	6
Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm	8
Proposal No. 3 Advisory Vote On the Compensation of Our Named Executive Officers	9
Proposal No. 4 Advisory Vote On the Frequency of Future Advisory Votes On the Compensation of Our Named Executive Officers	10
Corporate Governance	11
Certain Relationships and Related Party Transactions	15
Directors	18
Executive Compensation	21
Director Compensation	30
Security Ownership of Certain Beneficial Owners and Management	31
Section 16(A) Beneficial Ownership Reporting Compliance	33
Report of the Audit Committee of the Board of Directors	34
Additional Information	35

i

REV GROUP, INC.
111 E. KILBOURN AVENUE, SUITE 2600
MILWAUKEE, WI 53202

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
MARCH 7, 2018

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of REV Group, Inc. (referred to herein as the “Company,” “REV,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, March 7, 2018, at 10:00 a.m. local time, at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of January 22, 2018 (the “Record Date”) for the first time on or about January 24, 2018. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors” section of our website at investors.revgroup.com.

Information About the Proxy Process and Voting

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and the accompanying Proxy Card were first made available for access by our stockholders on or about January 24, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The only outstanding voting securities of REV are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 64,542,061 shares outstanding as of January 12, 2018. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How do I vote?

•	For Proposal No. 1, you may either vote “For” all of the Class I nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal No. 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 3, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 4, you may either vote “One Year,” “Two Years,” “Three Years” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

 Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count:

•	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

•	For Proposal No. 2 and Proposal No. 3, votes “For” and “Against,” abstentions and broker non-votes. Abstentions on Proposal No. 2 and Proposal No. 3 will be counted towards the vote and will have the same effect as “Against” votes.

•	For Proposal No. 4, votes for the frequency of every “One Year,” “Two Years,” or “Three Years,” abstentions and broker non-votes. Abstentions will have the same effect as votes against each frequency provided as an option in the proposal.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

Proposals No. 1, Proposal No. 3 and Proposal No. 4 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there will be broker non-votes on Proposal No. 1, Proposal No. 3 or Proposal No. 4.

Proposal No. 2, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker votes will not affect the outcome of the election of directors.

With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal No. 3, the affirmative vote of the majority of votes cast is required for approval.

With respect to Proposal No. 4, the affirmative vote of the majority of votes cast is required for approval. If no frequency receives the foregoing vote, then we will consider the frequency that receives the highest number of votes cast by the stockholders to be the frequency recommended by our stockholders.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, “For” the approval of the compensation of our named executive officers and “One Year” on the frequency of future advisory votes on the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Pamela Krop, Secretary of the Board at 1441 Brickell Avenue, Suite 1007, Miami, Florida 33131.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 20, 2018 to Pamela Krop, Secretary of the Board at 1441 Brickell Avenue, Suite 1007, Miami, Florida 33131. Pursuant to our amended and restated bylaws, in order for a stockholder to present a proposal at the annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Secretary of the Board, which must be received between

November 7, 2018 and December 7, 2018; provided that if the date of that annual meeting is more than 30 days before or after March 7, 2018, notice must be received not later than the 70th day prior to the annual meeting date or the 10th day following the day on which public disclosure of the 2019 annual meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202, are available at www.revgroup.com.

Proposal No. 1
Election of Directors

The Company’s Board is presently composed of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are John Canan, Charles Dutil and Donn Viola; Class II directors are Justin Fish, Joel Rotroff and Tim Sullivan; and Class III directors are Paul Bamatter, Dino Cusumano and Kim Marvin.

Class I directors standing for re-election at the Annual Meeting are John Canan, Charles Dutil and Donn Viola. Class II and Class III directors will stand for election at the 2019 and 2020 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each nominee would serve for three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election, the Board may appoint another nominee or reduce the size of the Board.

The following table sets forth information for the nominees who are currently standing for reelection:

Name	Age	Director Since
Jean Marie “John” Canan(1)	61	2016
Charles Dutil(1)	51	2016
Donn Viola(1)(2)	72	2008

(1)	Member of the audit committee

(2)	Member of the compensation committee

Set forth below is biographical information for the nominees. The following includes certain information regarding the nominees’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as a director.

Jean Marie “John” Canan

Mr. Canan brings over 34 years of strategic, business development and financial leadership experience to REV. Mr. Canan recently retired from Merck & Co., Inc., where he held a number of positions, including Senior Vice President, Global Controller and Chief Accounting Officer. Mr. Canan is also a member of the Board of Directors of Acasti Pharma, where he chairs the Audit Committee. Mr. Canan serves on the Board of Trustees and is Chairman of the Audit & Risk Committee of the Angkor Hospital for Children based in Cambodia. Mr. Canan graduated from McGill University with a bachelor of commerce degree and is a Canadian Chartered Accountant. Because of his over 34 years of strategic, business development and financial expertise, we believe Mr. Canan is well-qualified to serve on our Board.

Charles Dutil

Mr. Dutil brings over 25 years of experience in commercial vehicle manufacturing to REV. Since 2002, he has served as President and Chief Executive Officer of Manac Inc. Before that, Mr. Dutil served in various senior positions at Manac Inc., including Executive Vice President and Vice President of Marketing. He also sits on the Boards of Directors of Fondation Nordiques and Béton Bolduc Inc. Previously, he was a Director of the Groupe Environnemental Labrie Inc., the Truck Trailer Manufacturers’ Association, FIER Entrepreneur, Fondation du Centre de Réadaptation Physique Chaudière-Appalaches and Groupe Harnois. Mr. Dutil is a graduate of HEC Montréal and Western Business School. Because of his extensive business experience, we believe Mr. Dutil is well-qualified to serve on our Board.

Donn Viola

Mr. Viola was the Chief Operating Officer of Donnelly Corporation from 1996 until his retirement in 2002. Prior to this, he served as Chief Operating Officer and as a director of Mack Trucks Inc. Mr. Viola is currently on the Boards of Directors of Unique Fabricating, Inc. and Defiance Metal Products, Inc. He previously served on the

Boards of Directors of Manac Inc. and Williams Controls, Inc. Mr. Viola holds a bachelor of science in mechanical engineering from Lehigh University. Because of his extensive management background, we believe Mr. Viola is well-qualified to serve on our Board.

THE BOARD RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE ABOVE-NAMED CLASS I NOMINEES

Proposal No. 2
Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of our Board has engaged RSM US LLP (“RSM”), as our independent registered public accounting firm for the fiscal year ending October 31, 2018 (“fiscal year 2018”), and is seeking ratification of such selection by our stockholders at the Annual Meeting. RSM has audited our financial statements for each of our fiscal years since 2010. Representatives of RSM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or applicable law require stockholder ratification of the selection of RSM as our independent registered public accounting firm. However, the audit committee is submitting the selection of RSM to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain RSM. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to RSM during the fiscal years ended October 31, 2017 (“fiscal year 2017”) and October 29, 2016 (“fiscal year 2016”). The audit committee approved all of the fees described below.

	Fiscal Year Ended
	October 31, 2017	October 29, 2016
	(in thousands)
Audit Fees(1)	$1,381	$1,326
Tax Fees	—	—
Audit-Related Fee(2)	149	445
All Other Fees	—	—
Total Fees	$1,530	$1,771

(1)	Audit fees of RSM for fiscal years 2017 and 2016 were for professional services rendered for the audits of our financial statements, including accounting consultation and reviews of quarterly financial statements.

(2)	Fees for fiscal year 2017 includes $0.1 million for services associated with our secondary stock offering in October 2017. Fees for fiscal year 2016 includes $0.4 million for services associated with our initial public offering (the “IPO”), which was completed in January 2017.

Pre-Approval Policies and Procedures

The audit committee or a delegate of the audit committee, to the extent permitted by applicable laws, pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at www.revgroup.com.

The audit committee approved all of the audit, audit-related, tax and other services provided by RSM since our IPO in January 2017 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 3
Advisory Vote On the Compensation of Our Named Executive Officers

Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Please read “Executive Compensation—Compensation Discussion and Analysis” beginning on page 21 of this proxy statement for additional details about our executive compensation programs.

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. However, the Board and the compensation committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 4
Advisory Vote On the Frequency of Future Advisory Votes On the Compensation of Our Named Executive Officers

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing stockholders the opportunity to vote, on a non-binding basis, to advise our Board on how frequently we should hold an advisory vote on the compensation of our named executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of this Proposal 4, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what the best approach is for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting on this proposal.

This “say-on-frequency” vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. However, the Board and the compensation committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding how often they should have the opportunity to approve our executive compensation programs.

THE BOARD RECOMMENDS A VOTE FOR ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Corporate Governance

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board is currently composed of nine directors. The number of directors is fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms as follows:

(1) Our Class I directors are Messrs. Canan, Dutil and Viola, and they are nominated for re-election at the Annual Meeting.

(2) Our Class II directors are Messrs. Fish, Rotroff and Sullivan, and their terms will expire at the second annual meeting of stockholders in 2019.

(3) Our Class III directors are Messrs. Bamatter, Cusumano and Marvin, and their terms will expire at the third annual meeting of stockholders in 2020.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Controlled Company Exemption

Certain funds affiliated with AIP CF IV, LLC, which we collectively refer to as “American Industrial Partners” or “AIP,” control more than a majority of the voting power of our common stock eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and have elected not to comply with certain corporate governance standards, including the requirements that the board be composed of a majority of independent directors and that the compensation committee and nominating and corporate governance committee are composed entirely of independent directors.

The Board has affirmatively determined that Messrs. Canan, Dutil and Viola meet the definition of “independent director” under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. As such, our audit committee is composed of independent directors.

Committees of the Board of Directors

Our Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The charter of each committee is available on our website at www.revgroup.com.

Audit Committee

Our audit committee is composed of Messrs. Canan, Dutil and Viola, with Mr. Canan serving as chairman of the committee. Our Board has determined that each member of the audit committee meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE and all members of the audit committee meet the financial literacy requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. Our Board has determined that all members qualify as “audit committee financial experts” as defined under SEC rules.

The audit committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	monitoring the effectiveness of our compliance policies and our compliance with legal and regulatory requirements particularly as they relate to our consolidated financial statements and accounting matters;

•	reviewing our policies on risk assessment and risk management;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

•	periodically reviewing matters relating to our finance, treasury and tax activities; and

•	reviewing all related party transactions for potential conflict of interest situations and approving any such transactions.

Compensation Committee

Our compensation committee is composed of Messrs. Bamatter, Cusumano and Viola, with Mr. Cusumano serving as chairman of the committee. Our Board has determined that Mr. Viola meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. The compensation committee’s responsibilities include, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	assessing the independence or the existence of any conflict of interest with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee in accordance with the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE;

•	reviewing and establishing our overall management compensation philosophy and reviewing our executive compensation programs, including our retirement benefits, to determine that they are aligned with our philosophy;

•	overseeing and administering our equity compensation arrangements and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis, and preparing the compensation committee report, to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Messrs. Bamatter, Fish and Rotroff, with Mr. Bamatter serving as chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying and evaluating Board of Director candidates, including nominees recommended by stockholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board ;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing, recommending approval of, and periodically reviewing a set of corporate governance principles that comply with the applicable listing standards of the NYSE;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	reviewing and recommending to the Board practices and policies with respect to the evaluation of directors and the CEO, and overseeing the evaluation process;

•	considering and reporting to the Board any questions of possible conflicts of interest of board of directors members;

•	providing for new director orientation and continuing education for existing directors on a periodic basis; and

•	overseeing management’s practices, procedures and plans relating to succession planning.

Compensation Committee Interlocks and Insider Participation

Mr. Bamatter served as our corporate secretary in fiscal year 2014 and as a vice president of certain of our subsidiaries from 2008 to August 2016. Mr. Cusumano served as a vice president of certain of our subsidiaries from 2008 until February 2016. No other members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board Leadership Structure and Role in Risk Oversight

Our Board is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our compensation committee has taken to assess and monitor whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees any related-party transactions.

We currently separate the positions of Chief Executive Officer and Chairman of the Board. The Board believes that such structure is in the best interest of the Company at this time, as it allows for a more effective monitoring and objective evaluation of the performance of management. The Chairman of the Board also acts as the presiding director during executive sessions.

Corporate Governance Guidelines and Code of Conduct

We have adopted corporate governance guidelines and a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our corporate governance guidelines and code of conduct are available on our website. We intend to disclose any amendments to such documents, or any waivers of their requirements, on our website.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met five times during fiscal year 2017. The audit committee met four times, the compensation committee met three times and the nominating and corporate governance committee met four times. During fiscal year 2017, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board

Should stockholders wish to communicate with the Board or any specified individual directors, including with respect to recommendations for director nominees, such correspondence should be sent to the attention of Pamela Krop, Secretary of the Board, at 1441 Brickell Avenue, Suite 1007, Miami, Florida 33131. The Secretary of the Board will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary.

Certain Relationships and Related Party Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” and “Director Compensation.”

Amended and Restated Shareholders Agreement

We are party to an amended and restated shareholders agreement with AIP, entities affiliated with J.P. Morgan Securities LLC (the “JPM Holders”) and certain of our existing stockholders (the “Shareholders Agreement”) that we entered into in connection with our IPO. Pursuant to the Shareholders Agreement, AIP has the following rights so long as it beneficially owns at least 15% of the then outstanding shares of our common stock:

•	to nominate the greater of five members of the Board or a majority of directors;
•	to designate the Chairman of our Board and one member to each of the audit committee, the compensation committee and the nominating and corporate governance committee;
•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or any material subsidiary;
•	to approve any non-pro rata reduction to the share capital of the Company or any material subsidiary, except as required by law;
•

to approve amendments to the amended and restated certificate of incorporate and amended and restated bylaws that would change the name of the Company, its jurisdiction of incorporation, the location of its principal executive offices, the purpose or purposes for which the Company is incorporated or the approval requirements as provided in the Shareholders Agreement;

•	to approve special dividends greater than $10 million;
•

to approve any merger, amalgamation or consolidation of the Company or the spin-off of a business of the Company with assets in excess of 15% of the consolidated assets or revenues of the Company and its subsidiaries;

•	the sale, conveyance, transfer or other disposition of all or more than 15% of the consolidated assets or revenues of the Company and its subsidiaries; and
•	any designation to the Board contrary to the Shareholders Agreement or the amended and restated certificate of incorporation and amended and restated bylaws.

In addition, for so long as AIP beneficially owns at least 15% of the then outstanding shares of our common stock, AIP is entitled to certain information rights, including the right to consult with and advise senior management, to receive quarterly and annual financial statements and to review our books and records. We are also required to cooperate with AIP in connection with certain pledges of our shares or grants of security interests in respect thereof, including in connection with margin loans.

The Shareholders Agreement also provides for the reimbursement of certain expenses that AIP incurs in connection with providing management services to us. During fiscal year 2017, reimbursements of expenses to AIP for management services totaled $0.6 million.

The Shareholders Agreement will automatically terminate when AIP ceases to beneficially own, directly or indirectly, at least 15% of the then outstanding shares of our common stock.

Registration Rights Agreement

We are party to a registration rights agreement with AIP, the JPM Funds and certain other existing stockholders (each, a “Stockholder” and together, the “Stockholders”), each of which is entitled to certain demand and piggyback registration rights. As of January 12, 2018, the Stockholders held an aggregate of 36,238,528 shares of our common stock, or approximately 56.1% of the voting power of our common stock outstanding. The registration rights described below will expire on the date on which the securities subject to the registration rights agreement may be sold by the holder in a single transaction pursuant to Rule 144 promulgated under the Securities Act.

Demand Registration Rights. Subject to certain requirements and other limitations in the registration rights agreement, AIP and any other Stockholder or group of Stockholders holding at least 50% of the outstanding shares of our common stock may request that we register all or a portion of their shares. Any such request must cover a quantity of shares with an anticipated aggregate offering price of at least $50.0 million. To the extent we are a well-known seasoned issuer, the Stockholders making a demand registration may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered. Depending on certain conditions, we may defer a demand registration for up to 90 days in any twelve-month period.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the Stockholders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Transfer Restrictions. The registration rights agreement will contain certain transfer restrictions applicable to the parties thereto. Without the consent of AIP, and subject to certain exceptions, no party to the registration rights agreement will be permitted to transfer their shares of our common stock except in a registered offering being conducted pursuant to, and in accordance with the terms of, the registration rights agreement.

Expenses; Indemnification. The registration rights agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The registration rights agreement contains customary indemnification and contribution provisions.

Other Transactions with our Executive Officers, Directors and 5% Stockholders

In December 2014, we engaged an information technology, software and consulting company in which our CEO had a material equity interest. The consulting company has provided software development and installation services to us. During fiscal year 2017, we incurred $1.1 million of net costs relating to such services. Our CEO has recused himself from receiving any direct economic benefit from the payments made to the consulting company for the services rendered to us. On October 27, 2017, the consulting company was sold to an unrelated third party and therefore any future consulting business that we undertake with the consulting company will not be considered a related party transaction.

Employment Agreements

Please see “Executive Compensation” for information on the compensation and employment arrangements with our executive officers.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. In addition, we have entered into customary indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Related Person Transactions Policy

We have a formal, written policy with respect to the review, approval, ratification and disclosure of related person transactions. The policy requires that a “related person” (as defined in Item 404 of the SEC’s Regulation S-K) or the business leader responsible for entering into the “related person transaction” (as defined in Item 404 of the SEC’s regulation S-K) on our behalf, must, prior to entering into the related party transaction, notify our General Counsel and the chairman of our audit committee of the facts and circumstances of the proposed transaction. Under the policy, our audit committee, and, in limited circumstances, the chairman of our audit committee, is responsible for reviewing the facts and circumstances and determining whether to approve the related person transaction. In particular, our policy requires our audit committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee (or audit committee chairman) may only approve those transactions that it determines, in good faith, are in, or are not inconsistent with, our best interests and those of our stockholders.

Directors

The following table sets forth the name, age as of January 24, 2018 and position of the individuals who currently serve as the directors of REV Group, Inc. The following also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.  The Board does not have a specific diversity policy, but considers diversity of professional experiences in evaluating candidates for Board membership.

Name	Age	Position
Tim Sullivan	64	Chief Executive Officer and Director
Paul Bamatter(2)(3)	61	Director, Chairman
Jean Marie “John” Canan(1)	61	Director
Dino Cusumano(2)	43	Director
Charles Dutil(1)	51	Director
Justin Fish(3)	35	Director
Kim Marvin	56	Director
Joel Rotroff(3)	35	Director
Donn Viola(1)(2)	72	Director

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance committee

Tim Sullivan, Chief Executive Officer

Mr. Sullivan currently serves as Chief Executive Officer and Director of REV, positions that he has held since August 2014. Previously, Mr. Sullivan was Chairman and Chief Executive Officer of Gardner Denver, Inc., a manufacturer of oil and gas, medical and industrial pumps and compressors, from 2013 to 2014 and the Chairman and Chief Executive Officer of Bucyrus International, Inc., a manufacturer of mining equipment, from 2000 to 2011. In 2012, he served as a special consultant to Wisconsin’s Governor and chaired the Wisconsin Governor’s Council on Workforce Investment and the Wisconsin Governor’s College and Workforce Readiness Council. He is a current director of Aurora Healthcare, Carroll University and the Metropolitan Milwaukee Association of Commerce. He is a former director of Big Brothers Big Sisters of Greater Milwaukee, Boys and Girls Clubs of Greater Milwaukee, Bucyrus International, Inc., Children’s Hospital of Wisconsin, Cliffs Natural Resources, Inc., Crosby, Inc., Generac, Inc., the Greater Milwaukee Committee, Medical College of Wisconsin, Milacron, Inc., Milwaukee School of Engineering, National Mining Association in Washington, D.C., Northwestern Mutual Life Insurance Company, Southeast Wisconsin Business Health Coalition, St. Ann Center for Intergenerational Care, United Way of Greater Milwaukee and the University of Wisconsin Milwaukee Business Advisory Council. Mr. Sullivan holds a bachelor of science degree in business administration from Carroll University and a master of business administration degree from Arizona State University’s Thunderbird School of International Management. Because of his deep knowledge of REV and his extensive background in the industry, we believe Mr. Sullivan is well-qualified to serve on our Board.

Paul Bamatter, Chairman

Mr. Bamatter served as a Vice President and Secretary of REV and many of REV’s subsidiaries from 2008 until 2016. He is also a partner and Chief Financial Officer at AIP, an organization he joined in 2005. Previously, he served as Chief Financial Officer and Chief Operating Officer of Consoltex Holdings, Inc. Mr. Bamatter also served as a Senior Manager at PriceWaterhouseCoopers, where he managed the worldwide audits for several banking and manufacturing multinational businesses. Mr. Bamatter graduated from Bishop’s University with bachelor of business administration degree in accounting and finance. Mr. Bamatter earned his Chartered Accountancy designation in Canada in 1981. Because of his significant academic training, current and previous financial experience and his deep knowledge of REV’s operating history, we believe Mr. Bamatter is well-qualified to serve on our Board.

Jean Marie “John” Canan

Mr. Canan brings over 34 years of strategic, business development and financial leadership experience to REV. Mr. Canan recently retired from Merck & Co., Inc., where he held a number of positions, including Senior Vice President, Global Controller and Chief Accounting Officer. Mr. Canan is also a member of the Board of Directors of Acasti Pharma, where he chairs the Audit Committee. Mr. Canan serves on the Board of Trustees and is Chairman of the Audit & Risk Committee of the Angkor Hospital for Children based in Cambodia. Mr. Canan graduated from McGill University with a bachelor of commerce degree and is a Canadian Chartered Accountant. Because of his over 34 years of strategic, business development and financial expertise, we believe Mr. Canan is well-qualified to serve on our Board.

Dino Cusumano

Mr. Cusumano was a Vice President of REV from 2008 until February 2016. He is also a general partner at AIP, an organization he joined in 2000. Previously, he served in the Investment Banking Department of J.P. Morgan & Co. Inc., where he worked on merger and acquisition and capital raising transactions, primarily in the industrial sector. In addition, Mr. Cusumano served in the Investment Banking Department at Wedbush Morgan Securities. Mr. Cusumano graduated from the University of Notre Dame, where he received a bachelor of business of administration degree in finance. He is a CFA charterholder. Because of his extensive financial and investing background and his deep knowledge of REV’s history and organization, we believe Mr. Cusumano is well-qualified to serve on our Board.

Charles Dutil

Mr. Dutil brings over 25 years of experience in commercial vehicle manufacturing to REV. Since 2002, he has served as President and Chief Executive Officer of Manac Inc. Before that, Mr. Dutil served in various senior positions at Manac Inc., including Executive Vice President and Vice President of Marketing. He also sits on the Boards of Directors of Fondation Nordiques and Béton Bolduc Inc. Previously, he was a Director of the Groupe Environnemental Labrie Inc., the Truck Trailer Manufacturers’ Association, FIER Entrepreneur, Fondation du Centre de Réadaptation Physique Chaudière-Appalaches and Groupe Harnois. Mr. Dutil is a graduate of HEC Montréal and Western Business School. Because of his extensive business experience, we believe Mr. Dutil is well-qualified to serve on our Board.

Justin Fish

Mr. Fish is a partner at AIP, an organization he joined in 2012. Previously, he served as an investment associate for Chilton Investment Company. In addition, Mr. Fish has held a variety of financial, supply chain and operational roles with Lear Corporation. Mr. Fish graduated from Michigan State University’s Eli Broad College of Business with a bachelor of arts degree in finance. He holds a master of business administration degree from the Stanford Graduate School of Business. Because of his financial, supply chain and operational expertise, we believe Mr. Fish is well-qualified to serve on our Board.

Kim Marvin

Mr. Marvin has served as a member of our Board since 2008. He is a general partner at AIP, an organization he joined in 1997. Previously, he served in the Mergers and Acquisitions and Financial Institutions Groups of Goldman, Sachs & Co. Before that, he was Chief Operating Officer of the American Original Corporation. Mr. Marvin received a bachelor of science degree in ocean engineering from the Massachusetts Institute of Technology. He also holds a master of business administration degree from Harvard Business School. Because of his deep knowledge of REV, we believe Mr. Marvin is well-qualified to serve on our Board.

Joel Rotroff

Mr. Rotroff has served as a member of our Board since 2016. Mr. Rotroff joined AIP in 2012. Mr. Rotroff previously served as an analyst and associate at Baird Private Equity from 2006 to 2010. Prior to his employment with Baird Private Equity, Mr. Rotroff worked in the Healthcare group in the Investment Banking Division of Piper Jaffray & Co. Prior to Piper Jaffray & Co., Mr. Rotroff worked as a member of the Business Planning team at Boston Scientific. Mr. Rotroff holds a bachelor of science degree in biomedical engineering from the University of Wisconsin, with honors and distinction, a master of engineering degree from Duke University and a master of business administration degree from the J.L. Kellogg School of Management at Northwestern University. Because of his extensive financial experience, we believe Mr. Rotroff is well-qualified to serve on our Board.

Donn Viola

Mr. Viola was the Chief Operating Officer of Donnelly Corporation from 1996 until his retirement in 2002. Prior to this, he served as Chief Operating Officer and as a director of Mack Trucks Inc. Mr. Viola is currently on the Boards of Directors of Unique Fabricating, Inc. and Defiance Metal Products, Inc. He previously served on the Boards of Directors of Manac Inc. and Williams Controls, Inc. Mr. Viola holds a bachelor of science in mechanical engineering from Lehigh University. Because of his extensive management background, we believe Mr. Viola is well-qualified to serve on our Board.

Executive Compensation

Compensation Discussion and Analysis

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the Board and its compensation committee (referred to as the “Compensation Committee”). The Board determines the compensation of our executive officers in consultation with the recommendations of the Compensation Committee.

This compensation discussion and analysis focuses on our named executive officers listed in the Summary Compensation Table and the other compensation tables below (referred to as our “named executive officers”). Our named executive officers are executive officers who served in the roles of our principal executive officer and principal financial officer during fiscal year 2017, as well as our three next most highly compensated executive officers during fiscal year 2017. Our named executive officers for fiscal year 2017 were:

•	Timothy W. Sullivan, Chief Executive Officer;

•	Dean J. Nolden, Chief Financial Officer;

•	Marcus Berto, Executive Vice President;

•	Thomas B. Phillips, Former Chief Operations Officer; and

•	Pamela S. Krop, General Counsel.

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. The principal objectives of our executive compensation program are to:

•	attract, retain and motivate high-caliber executive officers by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	clearly align the financial interests of executive officers with those of our stockholders;

•	encourage behavior consistent with our values and reinforce ethical business practices; and

•	appropriately reward executive officers for creating long-term stockholder value.

Compensation Setting Process

Our Chief Executive Officer has discretion to recommend both the contractual and discretionary compensation of the named executive officers (other than himself) in consultation with our Board. Our Board has historically had overall responsibility for overseeing our executive compensation policies and compensation plans and programs. In consultation with our Chief Executive Officer, our Board reviews our achievements as a company and those of our executive officers when determining the specific type and level of compensation of our named executive officers.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate to attract and retain talent to meet our business needs. In addition to certain information provided by Willis Towers Watson, PLC (“Willis Towers Watson”), with respect to executive officer and director compensation matters (discussed below), we have informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size, industry and stage of development. Compensation was determined with the application of subjective discretion rather than by applying a specific formula or matrix to set total compensation in relation to compensation paid by other companies. Our historical approach has been to consider competitive compensation practices and other factors, such as how much compensation was necessary to recruit and retain an executive officer, as well as individual performance. As we continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time, we may reduce our reliance upon subjective determinations in favor of a more empirically based approach that could involve, among other practices, benchmarking the compensation paid to our named executive officers against peer companies.

For the named executive officers (other than our Chief Executive Officer), our Chief Executive Officer has considered such named executive officer’s responsibilities and prior experience. Our Chief Executive Officer then consults with the Board on his recommendations to the Board regarding base salary increases, formula based and discretionary bonus amounts and equity award amounts, and advises the Board regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are commensurate with such named executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as our Company’s performance and competitive offerings.

In determining our Chief Executive Officer’s compensation, the Board takes into consideration our performance, our Chief Executive Officer’s contribution to that performance and the desire to retain and motivate the Chief Executive Officer.

The Compensation Committee administers our executive compensation program in accordance with its charter, including making recommendations to our Board for approval of various matters.

Role of Compensation Consultant

We retained Willis Towers Watson in June 2016 to provide guidance and advice going forward on compensation-related matters, including changes to our executive and director compensation structure following completion of the IPO. We have purchased a proprietary job grading system, as well as broad-based salary survey data, from Willis Towers Watson. The aggregate cost to the Company of these additional products and services did not exceed $120,000 during fiscal year 2017. In connection with our engagement of Willis Towers Watson in June 2016, our Board conducted an assessment of potential conflicts of interest of Willis Towers Watson, and no conflicts of interest relating to its services were identified.

Risk Considerations in Our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Annual Base Salary

We believe that providing each of our named executive officers a competitive annual base salary is an important component of compensation. A competitive annual base salary provides a degree of financial stability to our named executive officers that enhances their performance on behalf of our stockholders and is critical to recruiting and retaining our named executive officers. We do not have formal written policies or guidelines for setting or adjusting the annual base salary of our named executive officers but instead make a subjective determination based on certain factors that we believe are relevant. Specifically, we will consider the executive’s experience, responsibilities and unique leadership skills as well as any changes in the competitive market environment. For fiscal year 2017, survey and proxy data were considered in recommendations made by the CEO to the Board for increases in the base salaries of the executive officers. These increases were consistent with market data, the experience and performance of the executive officers.

Annual Cash Incentive Program

An annual cash incentive program is recognized as a competitive element of executive compensation and is critical to recruiting and retaining our named executive officers. Further, it incentivizes our named executive officers to achieve annual results in line with the expectations of our shareholders. For fiscal year 2017, our named executive officers participated in the discretionary REV Group Management Incentive Plan, which we refer to as the MIP. Under the MIP, bonus payments are based on each named executive officer’s bonus target and the Company’s achievement of an annually established Adjusted EBITDA target. For fiscal year 2017, the bonus targets for our named executive officers, as a percentage of base salary, were as follows:

•	Timothy W. Sullivan—120%

•	Dean J. Nolden—75%

•	Marcus Berto—100%

•	Thomas B. Phillips—100%

•	Pamela S. Krop—65%

Whether participants of the MIP will be eligible to receive bonus payments is determined based on the Company’s Adjusted EBITDA results for a given period compared to the Adjusted EBITDA target. Adjusted EBITDA is a non-GAAP metric that represents net income before interest expense, income taxes, depreciation and amortization, adjusted for other onetime and noncash expense items. The target for fiscal year 2017 was established at $152.0  million of Adjusted EBITDA, which excludes the impact of acquisitions during the fiscal year (“pre-acquisition Adjusted EBITDA”). A threshold performance level of 90% of this target (i.e., $136.8 million in pre-acquisition Adjusted EBITDA) must be met before any bonus payments are made to our named executive officers. Between 90% and 100% achievement of the annual pre-acquisition Adjusted EBITDA target, MIP participants receive 50% of their individual bonus target. At 100% achievement of the annual pre-acquisition Adjusted EBITDA target, MIP participants receive 100% of their individual bonus target. Above 100% achievement of the annual pre-acquisition Adjusted EBITDA target, MIP participants receive an additional 5% for every 1% increase above the pre-acquisition Adjusted EBITDA target, with the maximum bonus payment set at 200% of the individual’s bonus target (i.e., for fiscal year 2017 pre-acquisition Adjusted EBITDA of $182.4 million (120% above the annual target) would result in a 200% bonus payout to MIP participants based on their individual MIP targets. The Board reserves the right to adjust MIP payouts by reducing, but not increasing, the amount of the payout to the executive.

Based on the Company’s pre-acquisition Adjusted EBITDA for fiscal year 2017 of $152.2 million, bonus payouts for fiscal year 2017 were as follows:

•	Timothy W. Sullivan—$1,056,000

•	Dean J. Nolden—$300,000

•	Marcus Berto—$565,000

•	Thomas B. Phillips—$565,000

•	Pamela S. Krop—$260,000

Long-Term Equity Compensation

Prior to our IPO, we granted equity awards in the form of stock options to our named executive officers under the Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan (the “2010 Long-Term Incentive Plan”). In connection with our IPO, we adopted, and our shareholders approved, a new equity compensation plan in the form of an omnibus incentive plan (the “Omnibus Plan”), which replaced the existing 2010 Long-Term Incentive Plan. In fiscal year 2017, we did not grant any options under the Omnibus Plan to our named executive officers.

The Omnibus Plan provides for the grant of incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance awards, deferred awards, other share-based awards and other cash-based awards. The Board, or, to the extent authority is delegated by the Board, the Compensation Committee or other committee (each, an, “Administrator”) will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle or be forfeited. Under the Omnibus Plan, in the event of a change in control, except as otherwise provided in the applicable award agreement, the Administrator may provide for: (1) continuation or assumption of outstanding awards under the Omnibus Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent; (2) substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan; (3) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change in control and the expiration of awards not timely exercised by the date determined by the Administrator; or (4) in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. The Administrator may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction.

Each of our named executive officers received an award of stock options upon commencing employment with the Company. When determining each named executive officer’s award of stock options, we considered the executive’s experience, responsibilities and unique leadership skills, as well as the retentive effect of the stock option award. Other than such awards, our named executive officers have not received any additional awards of stock options.

Our stock options provide long-term incentives to our named executive officers while aligning their interests with our stockholders. Stock options have been granted in the form of nonqualified stock options. These stock options generally vest in equal, annual installments over a three- or four-year period.

We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

Allocation Among Forms of Compensation

Historically, we have not adopted any policies with respect to current compensation versus long-term compensation, with respect to cash versus noncash compensation or among different forms of noncash compensation. We consider all elements as necessary for achieving our compensation objectives. Our practices as a newly public company may vary over time.

Employment Arrangements with Named Executive Officers

Offer Letters

Each of our named executive officers received an offer letter from the Company that follows a common template and sets forth the named executive officer’s annual base salary, cash bonus payment based on a target level of annual base salary and an initial stock option grant.

Transition Agreement

Mr. Phillips retired from the Company on October 31, 2017 and relinquished all benefits he was entitled to as an employee of the Company. In connection with his departure from the Company, the Company and Mr. Phillips entered into an agreement pursuant to which (i) Mr. Phillips will receive payments equal to $565,000; (ii) on December 22, 2018 Mr. Phillips received payment of his bonus for fiscal year 2017 of $565,000; and (iii) any options awarded to him by the Company during his employment will continue to vest through October 31, 2018, after which any unvested options awarded to Mr. Phillips by the Company during his employment will vest. Mr. Phillips also agreed with the Company to a non-competition, non-solicitation, confidentiality and non-disparagement agreement through October 31, 2018.

Severance and Change in Control Agreements

Our named executive officers are eligible to participate in the REV Group Salaried Severance Policy, which we refer to as the Severance Policy. The purpose of the Severance Policy is to provide reasonable and consistent severance benefits to our executive officers upon qualifying termination events. The severance payments consist of one year of base salary, as further described under “—Potential Payments Upon Termination or Change in Control” below.

Restrictive Covenant Agreements

Each of our named executive officers is a party to the REV Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), which provides that during the employment period and for one year following a termination of employment, the named executive officer will not, directly or indirectly, solicit our employees or customers. The Restrictive Covenant Agreement also prevents each named executive officer from directly or indirectly competing with the Company during the employment period and for one year following a termination of employment. The Restrictive Covenant Agreement contains a perpetual nondisclosure covenant.

Deferred Compensation Plan

Our named executive officers and all of our highly compensated employees are eligible to participate in the REV Group, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Eligibility to participate in the deferred compensation plan is limited to a select group of management or highly compensated employees. Participants are permitted to defer between 1% and 100% of their base salary and annual cash bonus. Participants select the allocation of their accounts among investment indices selected by the Company. The Company does not provide matching contributions to participants of the deferred compensation plan. Our Board may amend the plan at any time, as long as such amendment does not have any retroactive effect to reduce any amounts allocated to a participant’s accounts. None of our named executive officers currently participate in the deferred compensation plan.

Other Benefits

Retirement Plan

We maintain a qualified defined contribution 401(k) plan for all of our employees. Our named executive officers participate in this plan on the same basis as our employees generally. Under the plan, employees may elect to defer eligible pay up to the annual maximum allowed under the Internal Revenue Code. The Company makes a safe harbor matching contribution equal to 100% of the first 1% of salary contributed by a participating employee, and a 50% matching contribution of the next 5% of salary contributed by a participating employee. Company matching contributions begin after enrollment, and participating employees are 100% vested in such contributions upon completion of two years of service.

Health, Welfare and Other Benefit Plans

Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, dental and vision insurance, as well as flex and health savings accounts, life insurance, short-term disability insurance (fully paid by the Company), long-term disability insurance, accident insurance and critical illness insurance.

We offer relocation benefits to newly hired named executive officers as necessary.

Our named executive officers did not receive other perquisites in fiscal year 2017.

Compensation Risk Assessment

Our Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

We believe it is important for our named executive officers to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. In connection with our IPO, we established guidelines of equity ownership for our Chief Executive Officer equivalent to five times his base salary and for our other executive officers equivalent to three times their respective base salaries. Each has a transition period of five years to meet the requirements set forth in the guidelines to the extent they are not currently in compliance with this guideline. The Compensation Committee reviews the stock ownership of the executive officers on an annual basis to ensure compliance with the ownership guidelines.

Accounting and Tax Considerations

Section 280G of the Internal Revenue Code (“Section 280G”) provides that executive officers, certain stockholders and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits. Section 409A of the Internal Revenue Code (“Section 409A”) also imposes additional significant taxes on the individual for deferred compensation that does not meet the requirements of Section 409A. We have not provided any named executive officer with a gross-up or other reimbursement for tax amounts the executive officer might pay pursuant to Section 280G or Section 409A.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million cap on federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) exception, subject to certain conditions, compensation paid pursuant to a compensation plan in existence before the effective date of our IPO will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the IPO occurs.

The 2017 tax reform act made changes to Section 162(m), effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. Given the uncertain scope of the transition relief and the absence of any rulemaking at this time, the full impact of the new Section 162(m) on the Company and its compensation practices is not yet known. The Compensation Committee will continue to monitor developments in this regard. The Compensation Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the Company.

When approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to our Company of providing such compensation, including the potential impact of Section 162(m). However, the Board or our Compensation Committee, as applicable, may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Any equity awards that may be granted to our employees, including our executive officers, pursuant to the Omnibus Plan or any other long-term incentive plans that we may adopt, will be reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officers during fiscal years 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Timothy W. Sullivan Chief Executive Officer	2017 2016	866,153 800,000	— —	— —	1,056,000 807,369	9,450 9,275	1,931,603 1,616,644
Dean J. Nolden Chief Financial Officer(1)	2017 2016	391,346 282,692	— —	— 932,169	300,000 176,612	21,856 7,489	713,202 1,398,962
Marcus Berto Executive Vice President	2017 2016	556,346 506,231	— —	— —	565,000 519,744	6,753 9,275	1,128,100 1,035,250
Thomas B. Phillips Chief Operations Officer(1)	2017 2016	553,750 367,308	— 22,500	— 821,344	565,000 336,404	13,376 56,142	1,132,126 1,603,698
Pamela S. Krop General Counsel(1)	2017 2016	382,692 236,538	— —	— 289,283	260,000 113,536	10,086 9,995	652,778 649,352

(1)	Messrs. Nolden and Phillips and Ms. Krop commenced their employment with the Company in fiscal year 2016. As such, their annual base salary amounts reflect partial amounts for fiscal year 2016.

(2)	Reflects fiscal year 2016 signing bonus for Mr. Phillips of $22,500.

(3)	Represents the aggregate grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing stock option awards are described in Note 15 to our 2017 audited consolidated financial statements.

(4)	The amounts reported in this column represent the bonus amounts earned under the MIP for fiscal year 2016 and fiscal year 2017, paid in fiscal year 2017 and fiscal year 2018, respectively. Mr. Berto’s bonus amount was based on the target level as set forth in his offer letter. For fiscal year 2017, bonus amounts paid in fiscal year 2018 for Messrs. Sullivan, Nolden and Phillips and Ms. Krop were based on a target level of 120%, 75%, 100% and 65% of his or her annual base salary, respectively.

(5)	Reflects the following for fiscal year 2016:

(i)	Payment of $3,451 to Mr. Nolden and $3,937 to Ms. Krop for COBRA benefits under their respective prior employer’s plan.

(ii)	Company matching contributions under the 401(k) plan in the amounts of $9,275 to each of Messrs. Sullivan and Berto, $4,038 to Mr. Nolden, $5,000 to Mr. Phillips and $6,057 to Ms. Krop.

(iii)	Payment of $51,142 to Mr. Phillips for his services to the Company during fiscal year 2016 as a consultant prior to becoming an employee

(6)	Reflects the following for fiscal year 2017:

(i)	Company matching contributions under the 401(k) plan in the amounts of $9,450 to Mr. Sullivan, $11,251 to Mr. Nolden, $6,753 to Mr. Berto, $13,376 to Mr. Phillips and $10,086 to Ms. Krop.

(ii)	Relocation benefits of $10,605 paid to Mr. Nolden.

Grants of Plan-Based Awards

No equity awards were made to any of our named executive officers during fiscal year 2017.

		Potential Future Payouts Under Non- Equity Incentive Plan Awards(1)			Option Awards: Number of Shares Underlying	Exercise Price of Option	Grant Date Fair Value
		Threshold	Target	Maximum	Options	Awards	of Option
Name	Grant Date	($)	($)	($)	(#)	($/sh)	Awards ($)
Timothy W. Sullivan	—	528,000	1,056,000	2,112,000	—	—	—
Dean J. Nolden	—	150,000	300,000	600,000	—	—	—
Marcus Berto	—	282,500	565,000	1,130,000	—	—	—
Thomas B. Phillips	—	282,500	565,000	1,130,000	—	—	—
Pamela S. Krop	—	130,000	260,000	520,000	—	—	—

(1)	Represents amounts payable under the MIP, as described in “—Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of October 31, 2017.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy W. Sullivan	1,240,000		—	5.03	8/15/2024	—	—	—	—
Dean Nolden(1)	126,666	53,334	—	8.11	1/11/2026	—	—	—	—
Marcus Berto(2)	400,000		—	5.04	10/20/2024	—	—	—	—
Thomas B. Phillips(2)	90,000	60,000	—	8.11	2/12/2026	—	—	—	—
Pamela S. Krop(2)	40,000 10,000	6,000	—	8.11 8.11	1/18/2026 2/9/2026	—	—	—	—

(1)	Options vest in three equal installments over three years from the employee’s employment start date. The options expire ten years from the date of grant. See “—Potential Payments Upon Termination or Change in Control” below for a description of accelerated vesting upon certain events.

(2)	Options vest in four equal installments over four years from the employee’s employment start date. The options expire ten years from the date of grant. See “—Potential Payments Upon Termination or Change in Control” below for a description of accelerated vesting upon certain events.

(3)	Outstanding options granted on or before January 26, 2017 were granted under the 2010 Long-Term Incentive Plan and options granted after January 26, 2017 were granted under the Omnibus Plan.

Option Exercises

The following table sets forth information regarding stock options exercised by our named executive officers during fiscal year 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas B. Phillips	10,000	$186,182	(1)

(1)	Represents the fair market value of our common stock as of September 13, 2017, less the option exercise price of the stock option award.

Potential Payments Upon Termination or Change in Control

Severance Policy. The Severance Policy provides severance payments to participants upon an “involuntary separation from service,” which includes an elimination for lack of work, cost containment, a general reduction in force, or other reasons unrelated to job performance. An “involuntary separation from service” specifically excludes a termination of employment for cause or otherwise due to job performance or other job-related matters. In order to receive severance payments, a participant must have been employed by the Company for a minimum of twelve months. Receipt of severance payments is contingent on a participant’s execution and non-revocation of a release of claims. Pursuant to the Severance Policy, as of October 31, 2017 Messrs. Sullivan, Nolden, Berto, Phillips and Ms. Krop would have been eligible to receive a severance payment equal to one year of his or her annual base salary.

The following amounts reflect the severance payments our named executive officers would have been eligible to receive upon experiencing an “involuntary separation from service” on October 31, 2017:

•	Timothy W. Sullivan—$880,000

•	Marcus Berto—$565,000

•	Dean J. Nolden—$400,000

•	Thomas B. Phillips—$565,000

•	Pamela S. Krop—$400,000

Accelerated Vesting Upon Change in Control. Each of our named executive officers hold stock options that fully vested in connection with our IPO in January 2017. Our named executive officers do not hold any unvested equity awards, including stock options, that would have vested if a change in control had occurred on October 31, 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017.

The Board of Directors

Paul Bamatter, Chair

Jean Marie “John” Canan

Dino Cusumano

Charles Dutil

Justin Fish

Kim Marvin

Joel Rotroff

Donn Viola

Tim Sullivan

Director Compensation

The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2017. Other than as set forth in the table and described more fully below, we did not pay any compensation to, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee member of our Board in fiscal year 2017. Tim Sullivan is a member of our Board who also serves as our Chief Executive Officer and therefore does not receive any additional compensation for his service as a director. The directors who are employed by AIP also do not receive any compensation for their service.

Name	Fees earned or paid in cash (1)	RSU awards (2)	Total
Paul Bamatter	—	—	—
Jean Marie “John” Canan	95,000	30,000	125,000
Dino Cusumano	—	—	—
Charles Dutil	87,500	30,000	117,500
Justin Fish	—	—	—
Kim Marvin	—	—	—
Joel Rotroff	—	—	—
Donn Viola	95,000	30,000	125,000

(1)	The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2017 for their service as a director, including any annual retainer fees, committee and/or chair fees.

(2)	The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 15 to our consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2017.

Our non-employee directors receive an annual retainer fee of $80,000 for their board service. Non-employee directors who serve on a committee of the board will receive an additional $7,500 for their service. A chairperson of a committee of our board will also receive $15,000 for such service. These fees are payable the first month of each fiscal quarter.

Non-employee directors may also receive one or more grants of equity compensation from the Company in respect of his or her service on the Board of the Company. In connection with the Company’s IPO, each independent director received an award of RSUs with a value of $30,000 based on the IPO price, which will vest upon the first anniversary of the grant on January 27, 2018.

As of October 31, 2017, our non-employee directors as of such date held the following outstanding RSUs (in the aggregate):

Name	Shares Subject to Outstanding Options
Paul Bamatter	–
Jean Marie “John” Canan	1,363
Dino Cusumano	–
Charles Dutil	1,363
Justin Fish	–
Kim Marvin	–
Joel Rotroff	–
Donn Viola	1,363

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of January 12, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all directors and named executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 12, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage of shares beneficially owned is computed on the basis of 64,542,061 shares of our common stock outstanding as of January 12, 2018. Unless otherwise indicated below, the address for each beneficial owner listed is c/o REV Group, Inc., 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202.

	Shares of Common Stock Beneficially Owned (1)
Name of beneficial owner	Common Stock	Number of Securities Beneficially Owned	Percentage
5% Stockholder
Funds associated with American Industrial Partners(1)	33,774,310	33,774,310	52.3%
Directors and Executive Officers
Tim Sullivan(2)	–	1,240,000	1.9%
Dean Nolden(3)	–	153,332	*
Pamela Krop(4)	–	52,000	*
Marcus Berto(5)	298,320	698,320	1.1%
Tom Phillips(6)	–	110,000	*
Paul Bamatter(7)	–	–	–
Jean Marie “John” Canan(8)	–	1,363	–
Dino Cusumano(9)	144,631	144,631	*
Charles Dutil(10)	–	1,363	–
Justin Fish(11)	3,077	3,077	*
Kim Marvin(12)	144,631	144,631	*
Joel Rotroff(13)	3,077	3,077	*
Donn Viola(14)	–	42,174
All named executive officers and directors as a group (13 persons)	593,736	2,593,968	4.0%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Represents 33,774,310 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV, LP. (“Fund IV”), American Industrial Partners Capital Fund IV (Parallel), LP (“Parallel Fund”) and AIP/CHC Holdings, LLC (“AIP Holdings” and, together with Fund IV and Parallel Fund, the “AIP Funds”). AIP CF IV, LLC (“AIP GP”) is the general partner of Fund IV and the Parallel Fund. Messrs. Cusumano and Marvin are senior managing members of AIP GP. They are also managing members of AIP/CHC Investors, LLC, which is the managing member of AIP Holdings. As a result of the above, Messrs. Cusumano and Marvin may be deemed to share voting and dispositive power with respect to the shares held by the AIP Funds. Messrs. Cusumano and Marvin serve as members of the Board of REV. Each of the individuals listed herein disclaim beneficial ownership of the shares of common stock held by the AIP Funds except to the extent of any pecuniary interest therein. The AIP Funds may be deemed to be a “group” within the meaning of

Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The address of the AIP Funds is c/o American Industrial Partners, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(2)	Reflects 1,240,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 12, 2018. Does not include 248,600 shares held in the Scott R. Sullivan Trust or 248,600 shares held in the Tamara D. Hansen Trust.

(3)	Reflects 153,332 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 12, 2018.

(4)	Reflects 52,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 12, 2018.

(5)	Includes (a) 298,320 shares of common stock and (b) 400,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 12, 2018.

(6)	Reflects 110,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 12, 2018.

(7)	The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(8)	Reflects 1,363 shares of common stock issuable upon the vesting of restricted stock units on January 27, 2018. The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(9)	The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(10)	Reflects 1,363 shares of common stock issuable upon the vesting of restricted stock units on January 27, 2018. The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(11)	The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(12)	The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(13)	The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

(14)	Includes (a) 40,811 shares of common stock and (b) 1,363 shares of common stock issuable upon the exercise of options vesting of restricted stock units on January 27, 2018. The address of this person is c/o AIP, 330 Madison Avenue, 28th Floor, New York, New York 10017.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2017 except as described in the following statement. Due to an administrative error, statements of Changes in Beneficial Ownership on Form 4 for Messrs. Cusumano, Fish and Rotroff and American Industrial Partners Capital Fund IV LP were filed on October 27, 2017 and their due date was October 19, 2017.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of REV under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.revgroup.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management REV’s audited financial statements as of and for fiscal year 2017.

The audit committee has discussed with RSM, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with RSM their independence, and received from RSM the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with RSM, with and without management present, the scope and results of RSM’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC. The audit committee also has engaged RSM as our independent registered public accounting firm for fiscal year 2018 and is seeking ratification of such selection by the stockholders.

Audit Committee

Jean Marie “John” Canan, Chair

Charles Dutil

Donn Viola

Additional Information

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on March 7, 2018: This Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year 2017 are available electronically at www.edocumentview.com/REVG.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are REV stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 1441 Brickell Avenue, Suite 1007, Miami, Florida 33131. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written request to the address above or oral request at (786) 279-7021, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for fiscal year 2017 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a REV stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Pamela Krop, Secretary of the Board, at 1441 Brickell Avenue, Suite 1007, Miami, Florida 33131.

By Order of the Board of Directors

/s/ Tim Sullivan

Tim Sullivan

Chief Executive Officer

January 24, 2018

. REV Group, Inc. IMAGE OMITTED
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IMPORTANT ANNUAL MEETING INFORMATION

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Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. IMAGE OMITTED 2018 Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposals 2 and 3 IMAGEOMITTEDIMAGE OMITTEDand ONE YEAR for Proposal 4. + 1. Election of Class I Directors: For Withhold For Withhold For Withhold 1A – Jean Marie Canan 1B – Charles Dutil 1C – Donn Viola For Against Abstain Ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018 Advisory vote on the compensation of our named executive officers IMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTED 1 Year 2 Years 3 Years Abstain Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers IMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTED B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below IMAGE OMITTED Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. IMAGE OMITTESignature 2 — Please keep signature within the box. IMAGE OMITTED 1 U P X 3 5 7 5 6 6 2 + IMAGE OMITTED 02Q8BB

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q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q IMAGE OMITTEDIMAGE OMITTED Proxy – REV Group, Inc. IMAGE OMITTED Notice of REV Group, Inc. Annual Stockholder Meeting The Milwaukee Center 111 E. Kilbourn Avenue Milwaukee, WI 53202 Proxy Solicited by Board of Directors for Annual Meeting – March 7, 2018 Pamela Krop and Paul Bamatter (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholder Meeting of REV Group, Inc. to be held on March 7, 2018 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all director nominees in Proposal 1, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4, in accordance with the Board of Directors’ recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)